Exhibit 99.1

ViroPharma Incorporated Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223

Robert A. Doody Jr.
Assistant Director, Investor Relations
Phone (610) 321-6290
Kristina M. Broadbelt (for media)
Associate Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA Incorporated Reports First Quarter 2010 Financial Results

- Record Total Net Product Sales Up 51 Percent over First Quarter 2009 -

- Quarter Highlighted by Manufacturing, European and Clinical Momentum with Cinryze™

(C1 Esterase Inhibitor [Human]) -

EXTON, PA, April 28, 2010 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2010.

In the first quarter of 2010 we:

•	Achieved record $91 million in net product sales, including $35 million in Cinryze™ (C1 Esterase Inhibitor [Human]) net sales representing 421 percent growth over the prior year first quarter;

•	Attained Non-GAAP adjusted net income of $29 million, representing 206 percent growth over the prior year first quarter; GAAP net income reached $21 million;

•	Delivered positive cash flows from operations of $38 million;

•	Improved working capital to $436 million as of March 31, 2010, including cash, cash equivalents and short-term investments of $372 million;

•	Expanded broadly our geographic rights to commercialize Cinryze and future C1-INH products;

•	Announced European Medicines Agency (EMA) acceptance of our Marketing Authorization Application (MAA) for prophylactic and acute usage of Cinryze in HAE patients;

•	Completed production of three Cinryze validation lots for industrial scale manufacturing and initiated accelerated 3 month stability testing; and

•	Initiated a Phase 2 pediatric study of Cinryze.

Net sales were $90.6 million for the first quarter ended March 31, 2010 as compared to $60.2 million in the comparative period of 2009. This represents 51 percent growth for the first quarter in net product sales.

“During the first quarter of 2010, we achieved excellent financial results including a record $91 million in net product sales and made significant strides in a number of our critical growth initiatives,” stated Vincent Milano, ViroPharma’s chief executive officer. “Importantly, we are preparing for product from our initial scale up activities to enter the market in the second quarter of this year, and we progressed towards the filing of our Cinryze industrial scale manufacturing process by completing the three critical validation lots and placing them on accelerated three month stability testing. We were also pleased to have our Cinryze MAA accepted for review by the EMA during the quarter, advancing us towards potentially providing a new alternative for HAE patients in Europe.”

Non-GAAP adjusted net income in the first quarter ended March 31, 2010 was $28.6 million compared to $9.3 million for the same period in 2009. The increase in adjusted net income is primarily due to the net effect of the Cinryze launch, increased Vancocin® (Vancomycin Hydrochloride, USP) net sales and lower research and development expenses, offset by higher income tax expense.

The change between our GAAP net income of $21.3 million for quarter ended March 31, 2010 from GAAP net loss of $59.2 million in the same period of 2009 was primarily the impact of our goodwill impairment of $65.1 million and the $9.1 million gain on the repurchase of our convertible notes in the first quarter of 2009, in addition to the factors influencing our non-GAAP adjusted net income discussed above.

The Company is reporting both GAAP net income (loss) and adjusted results for the three months ended March 31, 2010 and 2009. Adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization related to the acquisition of Lev Pharmaceuticals and Vancocin, and step up in inventory related to purchase accounting arising from the acquisition of Lev Pharmaceuticals, (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income (loss) to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net (loss) income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

Operating Highlights

Cinryze net sales during the three months ended March 31, 2010 was $34.9 million as compared to $6.7 million in the same period in 2009 due to the increase in the number of patients receiving commercial drug. Vancocin net sales during the three months ended March 31, 2010 increased 4.1 percent to $55.8 million due to realized price growth, offset by lower sales volume.

Our Vancocin net sales for the current quarter was negatively impacted by the Patient Protection and Affordable Care Act (PPACA) by approximately $1.0 million because of the increases in both the amounts of rebates per unit and the scope of the participants in various programs subject to these rebates. We expect this negative impact on Vancocin net sales will continue in the near term. We currently do not believe that the PPACA will have a material impact on Cinryze net sales in the near term.

Cost of sales increased over the first quarter in the prior year by $10.0 million due to an increase in Cinryze units sold. Additionally, we expensed $1.5 million in the first quarter of 2010 related to non-refundable start up costs paid to our new plasma supplier. As part of our October 2008 purchase of Lev, we acquired Cinryze inventory which was recorded at fair value in purchase accounting. This fair value of inventory increased cost of sales for Cinryze during the first quarter ended March 31, 2009 by $1.1 million.

Expenses related to our commercialization efforts and product pipeline decreased as research and development (R&D) and selling, general and administrative (SG&A) expenses in the first quarter 2010 were $30.7 million as compared to $44.1 million in the first quarter of 2009. R&D expenses decreased $10.1 million related primarily to discontinuing the maribavir prophylactic program, partially offset by costs associated with our Phase 1 clinical trial for NTCD and costs related to the Cinryze Phase 4 safety requirement study for the U.S. and the development of our life cycle program. For the first quarter of 2010, SG&A decreased $3.3 million over the same period in 2009. The largest contributors to this decrease were lower medical education efforts and lower compensation costs.

The Company’s tax expense for the quarters ended March 31, 2010 and 2009 was $13.8 million and $5.0, respectively. The increase in the 2010 expense as compared to 2009 is primarily due to higher taxable income in the first quarter of 2010.

Working Capital Highlights

As of March 31, 2010, ViroPharma’s working capital was $436.0 million, which represents a $29.6 million increase from December 31, 2009. The three month increase is primarily the result of the net effect of the increase in Cinryze net sales. Cash flow provided by operating activities for the three months ended March 31, 2010 was $38.3 million.

Looking ahead in 2010

ViroPharma is increasing the bottom of its Cinryze net sales guidance range and reiterating our expense guidance for the year 2010. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2010, ViroPharma expects the following:

•	Net Cinryze sales are expected to be $155 to $175 million.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses, including the impact of SFAS 123R, are expected to be $125 to $140 million. SFAS 123R expenses are expected to be between $10 and $12 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on April 28, 2010 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 13, 2010.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes CinryzeTM (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile infection.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2010, and statements regarding the estimated timeline to increase manufacturing capacity for Cinryze and the timing and results thereof as well as our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze. We have opposed both the substance of the FDA’s bioequivalence method and the manner in which it was developed. The FDA convened a meeting of its Advisory Committee for Pharmaceutical Science and Clinical Pharmacology to discuss bioequivalence recommendations for oral vancomycin hydrochloride capsule drug products on August 4, 2009. The Advisory

Committee was asked if the proposed guidelines are sufficient for establishing bioequivalence for generic vancomycin oral capsules. The Advisory Committee voted unanimously in favor of the component of the proposed OGD recommendation. In the event the OGD’s revised approach regarding the conditions that must be met in order for a generic drug applicant to request a waiver of in-vivo bioequivalence testing for Vancocin remains in effect, the time period in which a generic competitor may enter the market would be reduced. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the OGD’s March 2006 and December 2008 recommendation to determine bioequivalence to Vancocin through in-vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006 as revised in December 2008 and voted upon by the Advisory Committee for Pharmaceutical Science and Clinical Pharmacology, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EMEA’s review of our MAA for Cinryze;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	the timing and results of anticipated events in our clinical development programs; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories, including in Europe. In addition, approval of a competing product which has been granted orphan drug designation in Europe could prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2009, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:	Three months ended March 31,
(in thousands, except per share data)	2010	2009
Revenue:
Net product sales	$90,647	$60,190

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	13,958	3,929
Research and development	9,741	19,798
Selling, general and administrative	20,921	24,264
Intangible amortization	7,573	7,257
Goodwill impairment	—	65,099

Total costs and expenses	52,193	120,347

Operating income (loss)	38,454	(60,157)

Interest income	31	144
Interest expense	(2,838)	(3,309)
Other expense, net	(522)	—
Gain on long-term debt repurchase	—	9,079

Income (loss) before income tax expense	35,125	(54,243)
Income tax expense	13,843	4,972

Net income (loss)	$21,282	$(59,215)

Basic net income (loss) per share	$0.27	$(0.77)

Diluted net income (loss) per share	$0.26	$(0.77)

Shares used in computing net income (loss) per share
Basic	77,506	77,405

Diluted	89,668	77,405

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (loss) to Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

	Three months ended March 31,
	2010	2009
(in thousands)	(unaudited)
GAAP net income (loss)	$21,282	$(59,215)
Adjustments:
Non-cash interest expense	1,816	2,059
Amortization	7,573	7,257
Step-up of inventory	—	1,143
Stock compensation	2,661	4,296
Goodwill write-off	—	65,099
Gain on Extinguishment	—	(9,079)
Tax effect of the above	(4,700)	(2,214)

Non-GAAP adjusted net income	$28,633	$9,346

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1. Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to the acquisition of Cinryze and Vancocin. The excluded items include charges related to amortization and step up in the value of Cinryze inventory. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

3. Stock option expense - Non-GAAP adjusted net income excludes the impact of our stock option expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items - Non-GAAP net income exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income goodwill write off and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	March 31,	December 31,
(in thousands)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$354,243	$331,672
Short-term investments	17,544	—
Deferred income taxes	18,805	20,065
Total current assets	489,406	446,364
Intangible assets, net	614,700	618,510
Total assets	1,125,803	1,084,451

Liabilities and Stockholders’ Equity
Total current liabilities	$53,385	$39,989
Deferred tax liabilities	154,204	152,503
Long-term debt	140,333	138,614
Total liabilities	350,798	334,064
Total stockholders’ equity	775,005	750,387
Total liabilities and stockholders’ equity	1,125,803	1,084,451

	Three Months Ended
Statement of Cash Flows:	March 31,	March 31,
(in thousands)	2010	2009

Net cash provided by (used in) operating activities	$38,347	$(9,197)
Net cash used in investing activities	(17,691)	(757)
Net cash provided by (used in) financing activities	2,312	(20,863)

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